Exhibit 99.1

Innovex Announces Fiscal 2008 Second Quarter Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today reported revenue of $13.3 million and revenue excluding pass through material of $8.7 million for the fiscal 2008 second quarter ending March 29, 2008. In the fiscal 2008 first quarter Innovex, Inc. (the “Company”) reported revenue of $20.8 million and revenue excluding pass through material of $11.0 million.

The Company’s net loss was $9.2 million or $0.47 per share in the second quarter of fiscal 2008 as compared to a net loss of $7.9 million or $0.41 per share in the first quarter of fiscal 2008. The fiscal 2008 second quarter loss includes restructuring charges of $700,000 or $0.04 per share. The Company’s fiscal 2008 second quarter net loss excluding the restructuring charge was $8.5 million or $0.44 per share. The Company’s fiscal 2008 first quarter net loss was $5.6 million or $0.29 per share excluding restructuring charges of $2.3 million.

Actuator Flex Circuit (AFC) revenue was 44% of total revenue for the fiscal 2008 second quarter as compared to 34% for the first quarter. Flat Panel Display (FPD) product revenue was 38% for the fiscal 2008 second quarter as compared to 29% for the first quarter, Flex Suspension Assembly (FSA) products constituted 11% of the Company’s net sales for the fiscal 2008 second quarter down from 34% in the fiscal 2008 first quarter, and integrated circuit packaging, network system and other application revenue was 7% for the current quarter as compared to 3% for the prior quarter.

The fiscal 2008 second quarter decrease in revenue from the fiscal 2008 first quarter was primarily driven by the $5.7 million reduction in FSA revenue as it reached its end of life during the quarter as expected. While increases were expected in AFC and FPD revenue in the fiscal 2008 second quarter as compared to the fiscal 2008 first quarter, they experienced decreases of $1.1 million and $900,000, respectively.

The reduction in AFC was mostly the result of the delay in the expected production ramp up for the Company’s new actuator flex customer as disclosed in the Company’s March 6, 2008 second quarter update. As previously noted, the issues causing the delay have been resolved and the production ramp up at the new customer is now expected to begin in May.

The reduction of FPD revenue during the quarter was the result of a large FPD program beginning its end of life earlier than forecasted during the quarter while several replacement products were not taken to production or released later than our customer had anticipated. While several FPD programs did begin their production ramp up during the fiscal 2008 second quarter, one significant volume program was impacted by component shortages at the Company’s customer.

“While we are very disappointed with our quarterly revenue we made significant progress during the quarter to position the Company for future growth. We have resolved the performance issue causing the delayed ramp up of our new actuator flex customer and now expect the next high volume program with that customer to begin ramping in May. We also expect a number of new FPD programs to begin ramping up during the fiscal 2008 third quarter. As a result, we are projecting revenue in our fiscal 2008 third quarter to be at least 20 percent higher than our fiscal 2008 second quarter,” stated Terry Dauenhauer, Innovex’s President and Chief Executive Officer. “We also are beginning to penetrate several new markets and continue to experience high levels of prototype activity with a number of new customers which we expect will favorably impact revenue late in fiscal 2008 and in fiscal 2009.”

Gross margins for the fiscal 2008 second quarter were impacted by lower than expected revenue. The Company expects gross margins to improve as an increase in revenue is expected in the fiscal 2008 third quarter.

Fiscal 2008 second quarter cash used in operating activities was $5.3 million. The Company’s liquidity on March 29, 2008 was $20.5 million, which was comprised of $8.7 million of cash on hand and $11.8 million of availability under the Company’s existing credit facilities. The $11.8 million was comprised of $7.1 million available under our long-term credit facility and $4.6 million under our short-term packing credit and working capital facilities. Utilization of the $7.1 million available under our long-term credit facility is based on the incurrence of capital expenditures and utilization of our packing credit facility availability is dependent on presenting qualifying customer purchase orders to the banks for draw down. Capital expenditures for the fiscal 2008 second quarter were $310,000.

“We are encouraged by the support our Thai banks have shown our business,” stated Randy Acres, Innovex’s new Chief Financial Officer. “We have not yet completed the approval process for restructured credit facilities but the bank Senior Managers have indicated they will continue to support our business plan.”

The Company continues to explore alternatives for generating additional working capital as well as other opportunities to better leverage its assets.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Monday, April 21, 2008. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1051 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Monday, April 21, 2008 through 11:59 p.m. ET on Wednesday, April 23, 2008. To access the replay, dial (402) 220-0681 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007

Net sales	$13,274	$21,871
Costs and expenses:
Cost of sales	16,228	21,840
Selling, general and administrative	2,188	2,999
Royalty expense to equity investee	20	157
Engineering	597	813
Restructuring charges	720	2,678
Net (gain) loss on sale of assets	(126)	336
Net interest expense	740	617
Net other (income) expense	2,094	(137)
Income (loss) before income taxes	(9,187)	(7,432)

Provision for income taxes	-	-
Net income (loss)	($9,187)	($7,432)

Net income (loss) per share:
Basic	($0.47)	($0.38)
Diluted	($0.47)	($0.38)

Weighted average shares outstanding:
Basic shares	19,408	19,382
Diluted shares	19,408	19,382

	Six Months Ended
	March 29, 2008	March 31, 2007

Net sales	$34,069	$47,888
Costs and expenses:
Cost of sales	38,040	47,337
Selling, general and administrative	4,736	6,157
Royalty expense to equity investee	128	363
Engineering	1,282	1,813
Restructuring charges	2,971	4,520
Net (gain) loss on sale of assets	(125)	325
Net interest expense	1,422	1,151
Net other (income) expense	2,679	(20)
Income (loss) before income taxes	(17,064)	(13,758)

Provision for income taxes	-	-
Net income (loss)	($17,064)	($13,758)

Net income (loss) per share:
Basic	($0.88)	($0.71)
Diluted	($0.88)	($0.71)

Weighted average shares outstanding:
Basic shares	19,408	19,382
Diluted shares	19,408	19,382

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 29,	September 29,
Assets	2008	2007
Cash and short-term investments	$8,726	$10,454
Accounts receivable, net	10,748	13,742
Inventory	8,451	11,055
Other current assets	4,186	2,460
Total current assets	32,111	37,711
Property, plant and equipment, net	37,629	40,873
Intangible & other assets, net	501	776
Total assets	$70,241	$79,360

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$12,603	$11,049
Line of credit	33,502	20,434
Accounts payable	9,372	14,865
Other current liabilities	3,098	3,535
Total current liabilities	58,575	49,883
Long-term debt	14,586	15,549
Stockholders' equity	(2,920)	13,928
Total liabilities and stockholders' equity	$70,241	$79,360

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Six months ended
	March 29, 2008	March 31, 2007
Cash Flows From Operating Activities:
Net income (loss)	($17,064)	($13,758)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,874	4,157
Asset impairment charge	-	792
Stock option expense	216	303
Other non-cash items	(71)	325
Changes in operating assets and liabilities:
Accounts receivable	2,994	2,152
Inventories	2,604	642
Other current assets	(1,726)	(1,259)
Other long term assets	270	330
Accounts payable	(5,493)	(4,561)
Other current liabilities	(437)	305
Net cash provided by (used in) operating activities	(14,833)	(10,572)

Cash Flows From Investing Activities:
Capital expenditures	(680)	(3,232)
Proceeds from sale of assets	126	214
Net cash provided by (used in) investing activities	(554)	(3,018)

Cash Flows From Financing Activities:
Payments on long-term debt	(3,092)	(4,303)
Issuance of long-term debt	3,682	9,631
Net line of credit activity	13,068	6,282
Proceeds from exercise of stock options	1	21
Net cash provided by (used in) financing activities	13,659	11,631
Increase (decrease) in cash and equivalents	(1,728)	(1,959)
Cash and equivalents at beginning of period	10,454	9,819
Cash and equivalents at end of period	$8,726	$7,860

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	March 29, 2008	December 29, 2007
Net sales	$13.3	$20.8
Pass-through material components	4.6	9.8
Revenue excluding pass-through material	$8.7	$11.0

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & asset impairment:

In millions	Quarter ending
	March 29,	December 29,
	2008	2007
Net loss	$9.2	$7.9
Restructuring expense & asset impairment	0.7	2.3
Net loss excluding restructuring & asset impairment	$8.5	$5.6

Net loss per share excluding restructuring & asset impairment:

	Quarter ending
	March 29,	December 29,
	2008	2007
Net loss per share	$0.47	$0.41
Restructuring expense & asset impairment per share	0.04	0.12
Net loss per share excluding restructuring & asset impairment	$0.44	$0.29

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4025
Facsimile: 763-383-4090
or
Doug Keller, VP - Finance, 763-383-4025
Facsimile: 763-383-4090
http://www.innovexinc.com